UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 1, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                            CONTACTS: (408) 995-5115
                                        Media Relations: Katherine Potter, x1168
                                         Investor Relations: Rick Barraza, x1125


                    CALPINE ANNOUNCES SECURED NOTES OFFERING
                            TO REFINANCE CCFC I DEBT

     (SAN JOSE, CALIF.) Aug. 1, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that its wholly owned subsidiary Calpine Construction Finance Company, L.P. (CCFC I) intends to commence an offering of up to $750 million of term loans and secured notes. The offering will include approximately $300 million of First Priority Secured Institutional Term Loans Due 2009 and approximately $450 million of Second Priority Secured Floating Rate Notes Due 2011. The final principal amounts will be determined by market conditions. The noteholders' recourse will be limited to CCFC I's seven natural gas-fired electric generating facilities located in various power markets in the United States.

     The company intends to use the net proceeds from the offering to refinance a portion of CCFC I's existing indebtedness, which matures in November 2003. The remaining balance of CCFC I will be repaid from cash on hand. Current outstanding indebtedness, including letters of credit under the CCFC I credit facility, is approximately $910 million.

     The First Priority Secured Institutional Term Loans Due 2009 will be placed in the institutional term loan market. The Second Priority Secured Floating Rate Notes Due 2011 will be offered in a private placement under Rule 144A, have not been and will not be registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  August 1, 2003